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FASKEN MARTINEAU

EXHIBIT 5.1

December 23, 2010

Board of Directors of SAND Technology Inc.
215 Redfern Avenue, Suite 410
Westmount, Quebec, Canada H3Z 3L5

Dear Sirs:

Re: SAND Technology Inc. – Registration Statement of Form S-8 in connection with issuance of up to 4,000,000 Class A Common Shares

We have reviewed the Registration Statement of Form S-8 (the "**Registration Statement**") to be filed by Sand Technology Inc. (the "**Registrant**") with the Securities and Exchange Commission in connection with the proposed issuance by the Registrant of up to 4,000,000 Class A Common Shares (the "**Shares**") pursuant to the Registrant's 2010 Stock Incentive Plan (the "**Plan**").

As the Registrant's Canadian general counsel, we have examined such corporate records, certificates and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of the following opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Upon the basis of such examination, it is our opinion that the Shares, when issued in accordance with the terms of the Plan (including upon the due exercise of options validly granted under the Plan and the payment of the exercise price therefore in accordance with and pursuant to the terms of the Plan) will be validly issued, fully-paid and non-assessable.

The foregoing opinion is limited to the laws of the Province of Québec and the federal laws of Canada and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from officials of the Registrant and other sources believed by us to be responsible.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name whenever appearing in the Registration Statement and any documents incorporated therein by reference, and any amendments to the Registration Statement.

Yours truly,

Fasken Martineau DuMoulin LLP

DM_MTL/282510-00025/2461952.1